UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 23, 2007
Basic Energy Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-32693 (Commission File Number)	54-2091194 (IRS Employer Identification No.)

400 W. Illinois, Suite 800 Midland, Texas (Address of principal executive offices)	79701 (Zip Code)
Registrant’s telephone number, including area code: (432) 620-5500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     We have entered into an amendment, effective January 23, 2007 (the “Amendment”), to our existing employment agreement with Kenneth V. Huseman, our President and Chief Executive Officer. The purpose of the Amendment was to eliminate the provision of Mr. Huseman’s employment agreement relating to the minimum annual bonus to which Mr. Huseman is entitled. Mr. Huseman agreed to the Amendment in consideration for the Compensation Committee of our Board of Directors increasing his base salary for 2007. Mr. Huseman’s employment agreement is attached as Exhibit 10.1 hereto and incorporated herein by reference.
     On January 23, 2007, our Compensation Committee, after discussion with a compensation consultant, set base salaries for our named executive officers for 2007. The base salary for Mr. Huseman was increased from $400,000 to $525,000 per year and the base salary for Alan Krenek, our Senior Vice President, Chief Financial Officer, Treasurer and Secretary, was increased from $240,000 to $260,000 per year. Base salaries for our other named executive officers were not changed.
     In addition, our Compensation Committee approved cash bonuses for 2006 payable pursuant to our 2006 incentive compensation plan. All of our named executive officers were awarded cash bonuses equal to 100% of their 2006 year-end base salaries. Amounts to be paid under these annual cash bonuses awarded to Charles Swift, our Senior Vice President — Rig and Truck Operations, and Dub William Harrison, our Vice President — Equipment and Safety, included payments previously made pursuant to our quarterly incentive plan.
Item 9.01 Financial Statements and Exhibits.
               (d)          Exhibits.
                              10.1 First Amendment to Employment Agreement of Kenneth V. Huseman, effective as of January 23, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Basic Energy Services, Inc.
Date: January 29, 2007	By:	/s/ Alan Krenek
Alan Krenek
Senior Vice President, Chief Financial Officer, Treasurer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	First Amendment to Employment Agreement of Kenneth V. Huseman, effective as of January 23, 2007.